Exhibit 99.1

PRESS RELEASE
Synthesis Energy Systems Announces Leadership Changes
New team to lead significant cost reductions focusing on China business
HOUSTON, Texas March 31, 2009 — Synthesis Energy Systems, Inc. (“SES”)(NASDAQ: SYMX) announced today that as a result of a tighter focus on operations and project implementation in China’s rapidly growing coal-to-chemicals and coal-to-natural gas markets, plus the need to significantly reduce corporate overhead and overall costs, Chief Executive Officer Tim Vail and Chief Financial Officer David Eichinger will be leaving the Company, effective March 31, 2009 based on a mutual decision with the Company’s Board of Directors. Mr. Vail will remain on the Company’s Board of Directors.
In connection with these management changes, the Company promoted Robert Rigdon, currently Chief Operations Officer, as the Company’s President and Chief Executive Officer, effective March 31, 2009. Mr. Rigdon will work closely with Kevin Kelly, who will remain the Company’s Controller and Chief Accounting Officer assuming the financial and accounting leadership responsibilities going forward.
Lorenzo Lamadrid, Chairman of the Board of SES, stated, “Robert brings outstanding technical and leadership skills as well as deep operating experience in the gasification industry and in China. These skills are critically important to SES as we shift our focus to project implementation and to the Company’s extensive opportunities in China, including the Hai Hua plant and the YIMA project under development. We thank Tim and David for their valuable contributions to SES and wish them every success in their future endeavors.”
Rigdon commented, “I am excited about the opportunity to lead SES during this pivotal time in the Company’s history. In today’s economic environment, U.S. project development is difficult with little hope of securing financing after investing significant development dollars. The China region is where we can be successful today and continue to grow. Together with our strong team, we will build upon the success of our U-GAS® technology and implement our China-focused strategy. As a result we are streamlining our organization and costs and are currently on track to reduce general and administrative costs by approximately 25%-30% with further reductions expected.”
Mr. Rigdon, age 50, has held the Company’s Chief Operations Officer position since November 2008. Mr. Rigdon joined SES in May 2008 as Senior Vice President of Operations and was responsible for overseeing the implementation
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

and operation of the Company’s coal gasification projects worldwide. Prior to joining SES, Mr. Rigdon worked for GE Energy in a variety of capacities, including Director—IGCC Commercialization, and Director—Gasification Industrials and Chemicals Business. For the 20 years previous to this, Mr. Rigdon worked for Texaco, and later ChevronTexaco, in the Worldwide Power & Gasification group, where he ultimately became Vice President—Gasification Technology for the group. Mr. Rigdon is a mechanical engineer with a B.S. from Lamar University.
Mr. Kelly, age 46, is a Certified Public Accountant and has been employed by the Company as its Controller since October 2008. In November 2008, Mr. Kelly was named our Chief Accounting Officer, replacing David Eichinger who had temporarily assumed the role of principal accounting officer. Previously, Mr. Kelly was the Corporate Controller for W-H Energy Services since 2005 and held controllership and treasury management positions with a variety of publicly-traded companies.
Conference Call Information
Senior management will hold a conference call today at 4:30 p.m. Eastern Time to discuss the management change.
To access the live webcast, please log on to the Company’s website at www.synthesisenergy.com. Alternatively, callers may participate in the conference call by dialing (612) 288-0329. An archived version of the webcast will be available on the website through April 17, 2009. A telephone replay of the conference call will be available approximately two hours after the completion of the call through April, 7, 2009. Callers can access the replay by dialing (320) 365-3844; the PIN access number is 994684.
About Synthesis Energy Systems, Inc.
The Company is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and chemicals. The U-GAS® technology, which the Company licenses from the GTI, gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use a wide range of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. The Company currently has offices in Houston, Texas and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe
Vice President of Investor Relations
(713) 579-0600
Ann.tanabe@synthesisenergy.com
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our early stage of development, our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, our ability to reduce operating costs, the limited history and viability of our technology, the effect of the current international financial crisis on our business, commodity prices and the availability and terms of financing opportunities, our results of operations in foreign countries and our ability to diversify, our ability to maintain production from our first plant in the Hai Hua project, our ability to obtain the necessary approvals and permits and to negotiate definitive agreements and financing arrangements for our YIMA project and other future projects, and the sufficiency of internal controls and procedures. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
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Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610